Exhibit 99.1

For Immediate Release	Contact Information
Tuesday, May 18, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Announces $16 Million Equity Placement To Increase Its CAPEX and Expedite Maverick Basin Development

     SAN ANTONIO - May 18, 2004 - The Exploration Company (Nasdaq:TXCO) today reported announced that it entered into purchase agreements with certain accredited investors for the private placement of 4,266.669 shares of its common stock at a purchase price of $3.75 per share for gross proceeds of $16 million. Proceeds will be used primarily to accelerate development of the Company's 492,000-acre Maverick Basin lease block in Southwest Texas.

     Included are warrants for an additional 1,280,000 common shares exercisable at $4.25 per share. The warrants may be exercised no earlier than six months after closing and expire three-and-one-half years thereafter. Purchasers were private, U.S.-based investment funds, led by Crestview Capital Master LLC of Northbrook, Ill. TXCO will file a registration statement with the Securities and Exchange Commission within 30 days after completion of the transaction, covering the resale of shares of common stock sold in the private placement or issuable upon exercise of the warrants. First Albany Capital and C.K. Cooper & Co. served as placement agents for the transaction.

     Proceeds of $15.04 million, net of expenses, will allow the Company to expand the drilling portion of its 2004 capital expenditure program by more than 50 percent. TXCO plans to use $8 million of the proceeds to drill wells targeting Glen Rose reefs seismically defined on its 80,000-acre Burr/Wipff prospect. TXCO owns a 100 percent working interest in this portion of its Maverick Basin acreage block. The remaining $7 million will increase drilling activity on the Company's Comanche prospect, restore balance sheet liquidity and complement TXCO's ongoing operations, development and general corporate activities.

     "Our limiting factor has been capital -- not prospects," said President and CEO James E. Sigmon. "The Company's multi-play/multi-pay strategy has been highly successful, allowing us to identify numerous attractive targets. This new funding will help us accelerate development of one of our most-promising plays --the gas-charged Glen Rose reefs. These reefs have been a consistent producer for years in the Maverick Basin. We have just finished analyzing new 3-D seismic from a portion of the Burr/Wipff prospect. It identifies as many as 15 reefs and we anticipate an immediate start of drilling. Our technical staff estimates that if we are successful in placing only half of these reefs on production, we can expose the Company to approximately 28 billion cubic feet of new gas reserves by year end.

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     "TXCO has a very large leasehold position for a company of our size. Recent headlines in the exploration and production industry have reflected high valuations on firms with large, undeveloped acreage positions in proven oil and gas provinces," Sigmon added. "Accelerating our drilling and development activities will enable TXCO to leverage its growing prospect inventory, better reflecting the full potential of its Maverick Basin acreage."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to future earnings, cash flow, oil and gas prices, capital expenditures, production levels, drilling plans,

including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended March 31, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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